       COVER


              PROFESSIONAL BRANCH MANAGER PHANTOM STOCK AGREEMENT



          This Professional Branch Manager Phantom Stock Agreement (this "Agreement") is made this ___ day of________________, 19___, by and between Legg Mason Wood Walker, Incorporated ("Legg") and ________________________ ("Employee").

          WHEREAS, Employee has accepted employment by Legg as a Professional Branch Manager; and

          WHEREAS, Legg and Employee believe it to be mutually advantageous to provide for the payment of certain compensation to Employee upon the terms and conditions hereafter set forth,

          Now, therefore, Legg and Employee agree as follows:

          1.   Certain Monetary Compensation

               In consideration of Employee's employment with Legg, Legg shall be obligated to pay Employee certain compensation which Employee may elect to be deferred pursuant to the terms and conditions of this Agreement.

          2.   Phantom Share Units

               Legg and Employee agree that the certain compensation to be paid by Legg to Employee shall not be paid currently but shall be deferred, and as deferred, shall be deemed converted into units that are economically equivalent to, but are not actual, shares of Legg Mason, Inc. ("LMI") Common Stock. These "phantom" shares of LMI Common Stock are referred to as "Share Units."

                                                              Exhibit 4.2


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          3.   Compensation Deferral Elections

               Simultaneously with the execution of this Agreement, Employee must direct Legg on a form prescribed by Legg (hereafter the "Compensation Deferral Election" and attached as Exhibit A) to defer a portion not to exceed $12,000.00 of Employee's compensation for the calendar year, on a before tax basis, from Employee's annual bonus or from Employee's compensation, in any whole percentage Employee chooses, from a minimum of 1% to a maximum of 15% (not to exceed $12,000.00 in the aggregate); or from Employee's compensation in any monthly whole dollar amount Employee chooses, from a minimum of $250.00 to a maximum of $1,000.00.

               When electing to make deferrals of compensation under this Agreement, Employee must make an irrevocable election for an entire calendar year. Once a calendar year has begun, a deferral election may not be changed or revoked during the calendar year (except with respect to deferrals in future calendar years). Notwithstanding the foregoing, however, in the event of Employee's financial hardship, the Employee may apply to Legg for permission to reduce or suspend deferral contributions for the remainder of the calendar year or any part thereof. Legg has the sole discretion as to the extent (if at all) it shall grant the Employee's request. "Financial hardship" is defined as financial need arising as a result of a sudden and unexpected illness or accident of the Employee or a dependent, loss of the Employee's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Employee, but only where such financial need is not and may not be relieved (i)


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          through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Employee's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

               Employee may make changes in his or her deferral election (including a revocation of further deferrals), effective for any calendar year after the year in which he or she initially entered into this Agreement by filing prior to January 1 of the subsequent year a completed compensation deferral amendment in the form prescribed by Legg (hereafter the "Compensation Deferral Amendment" and attached as Exhibit B). If Employee fails to file a completed Compensation Deferral Amendment prior to the beginning of a calendar year, Employee will be deemed to have elected to keep Employee's prior election in force for the new calendar year.

          4.  Professional Branch Manager Phantom Stock Account

              In lieu of paying the deferred portion of Employee's compensation to the Employee as earned, Legg will establish a Professional Branch Manager Phantom Stock Account (the "Account") on its books and records for the benefit of Employee wherein Legg will credit to such Account dollar amounts equal to the compensation deferred by the Employee under this Agreement (hereafter the "Compensation Credit") to be converted into Share Units. Each Compensation Credit will be made as of a date not later than ten (10) business days after the last day of the month during which the Compensation Credit was earned by Employee. The number of Share Units into which such Compensation Credit shall be converted (calculated to four decimal places) will be determined as of the


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          fifth trading day after the date the Compensation Credit is made and will be equal to the amount of the Compensation Credit divided by the fair market value of a share of LMI Common Stock, determined as set forth below. Additionally, Legg will "match" the Compensation Credit on a monthly basis by contributing to the Employee's Account a dollar amount equal to the Compensation Credit (hereinafter the "Matched Credit") with the Matched Credit converted into Share Units in the same manner as the Compensation Credit (hereinafter the "Matched Share Units").

               Fair market value of a share of LMI Common Stock will equal the five day average of the closing prices on the principal exchange on which LMI Common Stock is traded for the four trading days immediately preceding the applicable valuation date and the valuation date (where the valuation date is the fifth trading day after the date on which the Account is credited), or, if LMI Common Stock is not then traded on an exchange, such amount as is determined by Legg using any reasonable method of valuation ("Fair Market Value").

          5.   Adjustment to Account Upon Dividend by LMI

               If, prior to the date Employee receives a payment from Legg pursuant to this Agreement (a "Payment Date"), LMI pays any dividend (other than in LMI Common Stock) upon its Common Stock, or makes any distribution (other than in LMI Common Stock) with respect thereto, Employee's Account will be credited with additional Share Units and Matched Share Units, equivalent to that number of phantom shares of LMI Common Stock determined by dividing the amount of the dividend or other distribution allocable to the Share Units and Matched Share

          Units already credited to the Account as of the record date for the dividend or distribution, by 95% of the Fair Market Value of a share of LMI Common Stock on the fifth business day after the payment date for the dividend or distribution.

               In the event that, prior to a Payment Date, the number of outstanding shares of LMI Common Stock is changed by reason of a stock split, stock dividend, combination of shares or recapitalization, or LMI Common Stock is converted into or exchanged for other shares as a result of a merger, consolidation, sale of assets or other reorganization or recapitalization, the number of Share Units and Matched Share Units then credited to Employee's Account will be appropriately adjusted so as to reflect such change (based upon the best estimate of Legg as to relative values).

               Nothing contained in this Agreement shall confer or be construed as conferring upon Employee any rights as a stockholder of LMI or any right to have access to the books and records of LMI or any subsidiary.

          6.   Vesting Schedule of Share Units

               Employee shall be fully and immediately vested in all Share Units attributable to or resulting from Employee's Compensation Credit.

               As long as Employee is continuously employed in good standing by Legg for the following elapsed periods, Employee shall vest in the Matched Share Units credited to Employee's Account pursuant to the following vesting schedule (but such Matched Share Units shall be subject to forfeiture as described in Paragraph 14 if Employee engages in competition):


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          If After December 31 of the Year
          of the Matched Credit, Employee
          continues his Employment for a      Then the Vested Portion of
          Period which is:                    Matched Share Units shall be:

         	12 months or less                                 -0-

          Greater than 12 months, but                1/5 of Respective
          24 months or less                          Matched Share Units

          Greater than 24 months, but                2/5 of Respective
          36 months or less                          Matched Share Units

          Greater than 36 months, but                3/5 of Respective
          48 months or less                          Matched Share Units

          Greater than 48 months, but                4/5 of Respective
          60 months or less                          Matched Share Units

          Greater than 60 months                     All Respective
                                                     Matched Share Units


               For purposes of determining Employee's vested portion of Matched Share Units, Employee shall not be entitled to receive any partial or pro-rated credit for having been employed by Legg for any partial time period specified in the table above. If Employee's employment with Legg terminates for any reason other than death, disability or retirement (as such terms are defined herein), whether involuntary or voluntary and for whatever cause or no cause, Employee shall have no right or claim to any Matched Share Units which have not vested to Employee pursuant to the above Vesting Schedule and such non-vested Matched Share Units shall belong exclusively to Legg.

               In the event Employee's employment with Legg terminates as a result of Employee's death, all Matched
          Share Units shall be immediately deemed vested and belonging to Employee's estate or to Employee's beneficiary if Employee has named a beneficiary as described in Paragraph 13.

               In the event Employee's employment with Legg terminates as a result of Employee's disability, all Matched Share Units shall be immediately deemed vested and belonging to Employee. For purposes of this Agreement, disability shall mean a medically determinable physical or mental impairment which can be expected to result in death or to last at least twelve months, and by reason of which the Employee will be prevented from performing his usual duties or any other similar duties available in Legg's employ.

               Unless distribution of benefits is forfeited pursuant to Paragraph 14 due to Employee engaging in competition, vesting pursuant to this Paragraph shall continue after Employee retires from Legg provided that such retirement occurs (i) on or after Employee is age 65; (ii) on or after Employee is age 55 if the sum of Employee's age at retirement and his or her years of service with Legg equals at least 75; or (iii) on or after Employee is age 60 if the Employee has a minimum of ten years of service with Legg.

          7.  Assignment of Benefits

              No amount payable, or other right or benefit, under this Agreement, will, except as otherwise specifically provided by this Agreement or by applicable law, be subject to sale, assignment, transfer, pledge, encumbrance, attachment, garnishment or levy prior to distribution to Employee. Since this Agreement is intended to be a non-qualified, unfunded plan not subject to the Employment Retirement Income Security Act of 1974, as amended, payments under this


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          Agreement will not be subject to the provisions of any qualified domestic relations order (as defined under the Internal Revenue
          Code) applicable to an Employee's deferred compensation benefit.

              Notwithstanding any provision herein to the contrary, Employee acknowledges and agrees that any distribution payable under this Agreement may be used at the discretion of Legg to offset any debt owed by Employee to Legg at the date such distribution would otherwise be paid. Employee expressly authorizes Legg to withhold distributions payable under this Agreement to offset any debts or other liabilities owed by Employee to Legg. If Legg is aware of any errors, loans outstanding or liabilities of Employee, Legg may withhold distributions under this Agreement until such time as the liabilities are satisfied or Legg has determined that a liability no longer exists.

          8.  Unfunded Nature of the Agreement

              Legg will not be required to purchase, hold or dispose of any investments with respect to the Compensation Credits or Share Units. Employee has no interest in the Account or in any investments Legg may purchase with such amounts, except as a general, unsecured creditor of Legg.

          9. Elective Transfer to Phantom Treasury Bills in the Event of a Merger of LMI

              In the event of a merger or other corporate transaction, the result of which is that securities of another entity that are listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ ("Publicly
          Traded") are substituted for LMI Common Stock, Employee may elect to have his or her entire (and only the entire)
          Account accrue income based on the "T-Bill Rate," which, for purposes of this Agreement, shall be defined as the rate equal to the per annum rate for 26 week U.S. Government Treasury Bills sold at a discount from face value at the most recent U.S. Government auction and to be determined as of the first business day of each calendar year and as of the first business day of July and to be applicable until the next such determination date. Such an elective transfer (i) must be made by written notice to Legg received not later than five business days after the Employee is notified by Legg of the right to make the election,
          (ii) will be effective as of the date of the stock conversion giving rise to the election, (iii) will be based upon an Account value, to the extent of the Share Units and Matched Share Units in the Account, determined as of the effective date of the transfer, but based on the last Fair Market Value of a share of LMI Common Stock immediately prior to the conversion, (iv) will be irrevocable as of such effective date, and (v) will apply to all subsequent amounts credited to the Account.

          10. Elective Transfer to Phantom Treasury Bills in the Event of a Change in Control of LMI

               In the event of a Change in Control (as defined below), Employee may elect to have his or her entire (and only the entire) Account accrue income based on the T-Bill Rate. Such an elective transfer (i) must be made by written notice to Legg received not later than five business days after Employee is notified by Legg of the right to make the election, (ii) will be effective as of the fifth business day after Legg's receipt of such written notice, (iii) will be irrevocable as of such effective date, (iv) will be based upon an Account value, to the extent of the Share Units and Matched Share
          Units in the Account, determined as of the effective date of the transfer, using the then Fair Market Value of LMI Common Stock, and (v) will apply to any subsequent amounts credited to the Account.

               A "Change in Control" will be deemed to occur upon the happening of any of the following events (a "Change Event"): (i) the approval by shareholders of LMI of any agreement to merge or consolidate LMI with or into another corporation (with LMI not surviving), or to sell or otherwise dispose of all or substantially all of the assets of LMI, (ii) the approval by the shareholder of Legg (i.e. LMI) of any agreement to merge or consolidate Legg with or into another corporation (with Legg not surviving), or to sell or otherwise dispose of all or substantially all of the assets of Legg or (iii) a determination by the Board of Directors of Legg that, in connection with any proposed tender or exchange offer for voting securities of LMI, any person has become the direct or indirect beneficial owner of securities representing
          40% or more of the combined voting power of LMI's then outstanding securities; provided, however, that: (A) a Change in Control will be deemed not to have occurred if, not later than five business days after a Change Event described in clause (i) or (ii), that Change Event is designated by the affirmative vote of 75% or more of the directors who were members of LMI or Legg's Board of Directors immediately prior to the Change Event as not constituting a Change in Control for purposes of this Agreement; and (B) if a Change Event described in clause (i) or (ii) occurs with respect to a portion of LMI or Legg, the Change in Control, if any, shall be deemed to have occurred only with respect to the employees transferred in connection therewith.

         11.  Treasury Bill Credits

              In the event that Employee elects to have his or her Account accrue income based on the T-Bill Rate pursuant to Paragraph 9 or Paragraph 10 of this Agreement, any such accrued credits (hereinafter "Treasury Bill Credits") that are based on the T-Bill Rate will be made to the Account as of June 30 and December 31 of each year and immediately prior to distribution to Employee or his or her beneficiary.

         12.  Mode of Distribution

              Legg will make all distributions under this Agreement in shares of LMI Common Stock or in cash, or in a combination of both, at Legg's option. Legg, in its sole discretion, will decide whether to distribute stock or cash to Employee. There is no limit on the total number of shares of LMI Common Stock that may be distributed under this Agreement. If Legg elects in any case to distribute LMI Common Stock under this Agreement, Employee will receive (i) shares equal to the whole number of Share Units and vested Matched Share Units in the Account (unless Legg elects to distribute cash for some or all of the Share Units or vested Matched Share Units), and cash in lieu of any fractional share based on 100% of the Fair Market Value of a share of LMI Common Stock as of the day Employee is entitled to the distribution and (ii) if any portion of the Account accrues credits based on the T-Bill Rate and is to be settled in LMI Common Stock, whole shares equal to the number (rounded down) determined by dividing the amount owed with respect to such portion by 100% of the Fair Market Value of a share of LMI

          Common Stock as of the day Employee is entitled to the distribution and cash equal to the balance (i.e., no fractional shares will be issued).

               Employee acknowledges that, because Fair Market Value will be measured by taking into account stock prices over a five day period preceding the date a distribution is due, if Legg elects to distribute stock, Employee will be subject to some market risk if the trading price of LMI Common Stock declines during the five day period. After the date of distribution, Employee must make his or her own decision as to whether to sell or retain the shares received under this Agreement. Any brokerage commissions or other charges incurred in the event Employee decides to sell such shares will be the sole responsibility of the Employee, not Legg.

          13.  Timing of Distribution

               Simultaneously with the execution of this Agreement, Employee must make an election on a form prescribed by Legg (hereafter the "Payment Option Election" and attached as Exhibit C) to receive the benefits attributable to Share Units and corresponding Matched Share Units payable under this Agreement either:

                    (i) in a lump sum one year after the respective Matched Share Units have fully vested pursuant to Paragraph 6; or

                    (ii) in three annual installments with the first of such installments occurring one year after the respective Matched Share Units have fully vested pursuant to Paragraph 6; or

                    (iii) in a lump sum upon Employee's termination of employment from Legg, but in no event earlier than one year after the respective Matched Share Units have fully vested pursuant to Paragraph 6; or

                    (iv) in three annual installments, with the first of such installments occurring upon Employee's termination of employment from Legg, but in no event earlier than one year after the respective Matched Share Units have fully vested pursuant to Paragraph 6.

               Notwithstanding Employee's election to the contrary, if the total amount to be distributed from the Employee's account is less than $20,000.00, the distribution will be made as a lump sum.

               Furthermore, in the event that Employee's employment with Legg has terminated for any reason and Employee's benefits under this Agreement are to be paid in installments rather than in a single lump sum, then (regardless of whether there has or has not been a merger or Change in Control of LMI or Legg), Employee will be deemed to have automatically made an elective transfer to Phantom Treasury Bills pursuant to the terms described in Paragraph 9, effective as of the fifth trading day after the date Employee's employment is terminated.

               In the event that Employee's employment with Legg terminates for any reason other than death, then as of the fifth business day following termination of employment (but if the Employee has so elected in the Payment Option Election, no earlier than the first day of the calendar year following termination), Employee will be entitled to receive one or more distributions under this Agreement in accordance with the Payment Option Election.

               Employee from time to time may designate, on a form prescribed by Legg, (hereafter the "Designation of Beneficiary(ies)" and attached as Exhibit D) any person(s) to receive such distributions as may be payable under this Agreement upon the Employee's death
          (a "Beneficiary"). In the event of the death of Employee who has an undistributed balance in his or her Account, then as of the fifth business day after the date of death, the Employee's Beneficiary will be entitled to receive the balance of the Account in a single lump sum, or if Employee has so indicated in the Employee's Payment Option Election, in the same manner as the Account would have been distributed to the Employee had he or she lived.

               The amount of any distribution with respect to an Account will be determined on the date Employee or his or her Beneficiary is entitled to receive a distribution and, to the extent an Account includes Share Units or vested Matched Share Units, will be based on the Fair Market Value of LMI Common Stock as of the date Employee or his or her Beneficiary is entitled to receive a distribution.

          14.  Non-Compete Requirement

               If Employee "engages in competition" with Legg prior to one year after the Matched Share Units have fully vested pursuant to Paragraph 6, Employee's claim to such respective Matched Share Units, both vested and non-vested and including interest earned thereon or any respective Treasury Bill Credits, shall be forfeited in its entirety. Forfeited amounts shall revert to Legg.

               (a) For purposes of this Agreement, Employee shall be deemed to have "engaged in competition" with Legg if he or she:

                    (i) discloses the names of or otherwise identifies any of Legg's customers to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever;

                    (ii) discloses to any person, firm, corporation, association, or other entity any information regarding Legg's general business practices or procedures, methods of sale, list of products, personnel information or any other information concerning Legg's business;

                    (iii) owns, manages, operates, controls, is employed by, acts as an agent for, participates in or is connected in any manner with the ownership, management, operation or control of any firm, corporation, association or other entity which is engaged in businesses which are or may be competitive to the business of Legg; provided further that this restrictive covenant shall encompass the State of Maryland and any other states where Legg is engaged in business, and every city, county, and other political subdivision of such states; or

                    (iv) solicits or calls, either by himself or at his or her direction has any other person or firm solicit or call, any of the customers of Legg on whom Employee called, with whom Employee became acquainted, or of whom Employee learned during his employment by Legg.

               (b) It is the intention of Legg that this Paragraph be given the broadest protection allowed by law with regard to the restrictions herein contained. Each restriction set forth in this Paragraph shall be construed as a condition separate and apart from any other restriction or condition. To the extent that any restriction contained in the Paragraph is determined by any court of competent jurisdiction to be unenforceable by reason of it being extended for too great a period of time, or as encompassing too large a geographic area, or over too great a range of activity, or any combination of these elements, then such restriction shall be interpreted to extend only over the maximum period of time, geographic area, and range of activities which the court deems reasonable and enforceable.

          15.  FICA or Payroll Tax

               Any FICA or other payroll tax which may be imposed on Employee with respect to the deferred compensation under this Agreement will be, unless otherwise determined by Legg, deducted from the non-deferred remainder of compensation of Employee.

          16.  Disputes Subject to Arbitration

               Employee agrees that any controversy or dispute arising under this Agreement or out of Employee's employment by Legg (including, but not limited to, claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, and analogous state statutes) shall be submitted for arbitration upon demand of either party in accordance with the rules of the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc., provided, however, that in the event of termination of Employee's employment, Legg shall be entitled to seek injunctive relief or confess judgment against Employee pursuant to the terms of any other applicable agreement and that Legg shall be entitled to apply for and obtain from any state or federal court such relief before or after the commencement of any arbitration proceeding, such relief to be afforded to Legg pending the decision of the arbitrators.

          17.  Employment-At-Will

               Employee and Legg agree and acknowledge that this Agreement shall not be construed as a contract of employment. Legg maintains an employment-at-will policy. As Employee is free to end his or her employment with Legg at any time for any reason or no reason, Legg is free to end the employment with Employee at any time for any reason or no reason.

               Furthermore, Legg may end at any time Employee's employment as a Professional Branch Manager. In the event Employee is no longer employed as a Professional Branch Manager, Employee will no longer be entitled to defer compensation pursuant to this Agreement. However, as long as Employee continues to be employed in good standing by Legg, Employee shall continue to be entitled to the benefits due Employee under this Agreement.

          18.  Governing Law

               This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Maryland.

          19.  Effectiveness of this Agreement

               If any part of this Agreement shall be held invalid or unenforceable, that part shall be deemed modified as necessary to make it effective, and the remaining provisions of this Agreement shall remain in effect.

          20.  Entire Understanding of Parties

               This Agreement incorporates the entire understanding between Employee and Legg on the subject matter herein and may be not changed except by a writing signed by a duly authorized officer of Legg and Employee.

          21.  Assistance of Counsel

               Employee acknowledges that Employee was given the opportunity to read this Agreement and to seek the assistance of counsel before Employee decided to accept the terms of this Agreement or sign this Agreement.

    	     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first hereinabove written.


                                  EMPLOYEE:


                                  _____________________________
                                  Signature


                                  _____________________________
                                  Print Full Name


                                  LEGG MASON WOOD WALKER,
                                       INCORPORATED


                                  BY:__________________________